Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Triton International Limited:
We have audited the consolidated financial statements of Triton International Limited and subsidiaries referred to in our report dated March 17, 2017 In addition we have audited financial statement schedule 1 as of December 31, 2016, and for the year ended December 31, 2016, included in Form 10-K/A. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statement (No. 333-213013) on Form S-8 of Triton International Limited and subsidiaries of our reports dated March 17, 2017 and April 27, 2017, with respect to the consolidated balance sheets of Triton International Limited and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and related financial statement schedules, which report appears in the December 31, 2016 annual report on Form 10-K of Triton International Limited.

/s/ KPMG LLP

San Francisco, California
April 27, 2017